Exhibit 99 - News Release


SHIPROCK, INC

RELEASE AT 4:00 P.M. (EST)                               March 4, 2004



For press and other inquiries contact:

Thomas J. Gropp                                       1370 Monterey Dr.
President                                    Apache Junction, AZ. 85220
                                                  Phone: (480) 288-4223


                           SHIPROCK, INC. TO ACQUIRE
                             DUSKA SCIENTIFIC CO.

APACHE JUNCTION, AZ. - March 4, 2004 - SHIPROCK, INC. (OTC BB: SRKI) announced that it has executed an agreement to acquire Duska Scientific Co., a private biopharmaceutical company based in Bala Cynwyd, Pennsylvania, in a merger transaction. Following the merger, Shiprock will change its name to "Duska Therapeutics, Inc." and will continue to trade on the OTC Bulletin Board under a new trading symbol to be issued after the merger.

Duska Scientific Co. is an emerging biopharmaceutical company that is developing various diagnostic and therapeutic products based upon Duska?s technology related to adenosine 5'-triphosphate (ATP) and its receptors. Duska owns or has exclusive license rights to four diagnostic and therapeutic applications that are in various stages of development.

Shiprock anticipates that the closing of the acquisition will occur within approximately 30 to 60 days. The closing is subject to certain customary closing conditions as well as the completion of a private financing by Duska of at least $2,650,000 that has not yet been completed. If the financing and merger are completed, the current stockholders of Shiprock will own approximately 8% of the then outstanding shares of common stock and the former shareholders of Duska will own the remaining shares. After the merger, Shiprock will cease conducting its current business and will, thereafter, continue the business and operations of Duska. The current officer and director of Shiprock will resign upon the closing of the merger and all offices will be filled by the current officers and directors of Duska.

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the pending acquisition of Duska, the need for subsequent substantial additional financing to complete clinical development and other drug development work for Duska's products, and the company's ability to successfully develop and market Duska's products and technologies. These statements represent the judgment of Shiprock's management as of this date and are subject to risks and uncertainties that could materially affect the company and the proposed acquisition of Duska Scientific Co. by Shiprock, Inc. Neither Shiprock, Inc. nor Duska Scientific Co. undertakes any obligation to publicly release the results of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


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